Consent of Independent Registered Public Accounting Firm

The Board of Directors
SkyBridge G II Fund, LLC:

We consent to the use of our report dated May 27, 2016, for SkyBridge G II Fund LLC, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the prospectus.

New York, New York
June 7, 2016